Exhibit T3D.1

                         UNITED STATES DISTRICT COURT
                       EASTERN DISTRICT OF PENNSYLVANIA

-------------------------------------------------------
IN RE RITE AID CORPORATION SECURITIES                  X   MASTER FILE NO.
LITIGATION                                             :   99-CV-1349 (SD)
                                                       :
                                                       :
                                                       :
                                                       :
                                                       :
                                                       :
                                                       :
-------------------------------------------------------:
                                                       :
                                                       :     CLASS ACTION
                                                       :
THIS DOCUMENT RELATED TO                               :
         CLASS ACTIONS                                 :
-------------------------------------------------------X

                 STIPULATION AND AGREEMENT OF SETTLEMENT WITH
                         RITE AID SETTLING DEFENDANTS

         This stipulation and agreement of settlement dated as of December 18, 2000 (the "Class Stipulation") is submitted pursuant to Rule 23 of the Federal Rules of Civil Procedure. Subject to the approval of the above United States District Court for the Eastern District of Pennsylvania (the "Court") this Class Stipulation is entered into among Lead Plaintiffs John Tang, Jean Vorpahl and Haim Aybar, and Ronald Tunny and Steve Couture, as Class Representatives, in the Federal Class Action (as hereinafter defined), the Class (as hereinafter defined), and Defendant Rite Aid Corporation ("Rite Aid") and its current and former directors (the "Settling Defendants") (but excluding former officers and directors Martin L. Grass, Timothy J. Noonan and Frank M. Bergonzi). This Settlement does not settle any claims against defendants Martin L. Grass, Timothy J. Noonan, Frank M. Bergonzi or KPMG, LLP (the "Non-Settling Defendants"). The Settling Defendants and the Non-Settling Defendants are collectively referred to as the "Defendants."

         WHEREAS:

         A. The following actions (collectively the "Actions") are pending against Rite Aid:

         (a) In re Rite Aid Corporation Securities Litigation, United States District Court, E.D. Pa., Master File No. 99-CV-1349
                  (SD) (consolidated with class actions numbered: 99-1323, 99-1339, 99-1340, 99-1348, 99-1351, 99-1410, 99-1413,
                  99-1549, 99-1677, 99-1714, 99-1800, 99-1938, 99-1987,
                  99-2262, 99-5729, 99-5925, 99-6082) (the "Federal Class
                  Action");

         (b) Laborers Local 1298 Annuity Fund, derivatively on behalf of Rite Aid Corporation, United States District Court, E.D. Pa., File No. 99-2493 (consolidated with case numbered:
                  99-5335) (the "Federal Derivative Action"); and

         (c) In re Rite Aid Corporation Derivative Litigation vs. Alex Grass, Rite Aid Corp., et al., Delaware Court of Chancery, CA-l7440 (consolidated with cases numbered: 17471, 17489 and 17494) (the "Delaware Derivative Action");

         B. The Third Consolidated Amended Class Action Complaint (the "Complaint") filed in the Federal Class Action generally alleges, among other things, that the Defendants issued, or caused Rite Aid to issue, false and misleading press releases and other statements regarding Rite Aid's financial condition during the period from May 2, 1997 through November 10, 1999, inclusive (the "Class Period") in a scheme to artificially inflate the value of Rite Aid's securities;

         C. The Complaint further alleges that Plaintiffs and other Class Members purchased Rite Aid's securities during the Class Period at prices artificially inflated as a result of the Defendants' dissemination of false and misleading statements regarding Rite Aid in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule l0b-5 promulgated thereunder;

         D. The complaints in the Federal Derivative Action and the Delaware Derivative Action (collectively the "Derivative Actions") generally allege that Rite Aid's directors, including Alex Grass, Philip Neivert, Gerald Tsai, Jr., William J. Bratton, Franklin C. Brown, Preston Robert Tisch, Leonard L. Green, Nancy A. Lieberman, and Leonard N. Stern and Non-Settling Defendants Martin L. Grass and Timothy J. Noonan, engaged in unlawful conduct which exposed Rite Aid to massive losses and potential liabilities in violation of their duties as directors, including alleged self-dealing transactions, fraudulent business practices, fraudulent accounting practices and wasting corporate assets on excessive compensation to Martin Grass. KPMG is alleged to have participated in the fraud and to have misrepresented Rite Aid's 1997, 1998 and 1999 financial statements causing Rite Aid to be exposed to massive liability and possible criminal sanctions, in addition to injury to Rite Aid's reputation, business and goodwill.

         E. The Settling Defendants deny any wrongdoing whatsoever and this Class Stipulation shall in no event be construed or deemed to be evidence of or an admission or concession on the part of any Settling Defendant with respect to any claim or of any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that the Settling Defendants have asserted. The parties to this Class Stipulation recognize, however, that the litigation has been filed by Plaintiffs and defended by the Settling Defendants in good faith and with adequate basis in fact under Federal Rule of Civil Procedure 11, that the litigation is being voluntarily settled after advice of counsel, and that the terms of this partial settlement are fair, adequate and reasonable. This Class Stipulation shall not be construed or deemed to be a concession by any Plaintiff of any infirmity in the claims asserted in the Federal Class Action;

         F. Plaintiffs' Counsel have conducted an investigation relating to the claims and the underlying events and transactions alleged in the Federal Class Action. Plaintiffs' Counsel have examined all filings by Rite Aid with the Securities And Exchange Commission ("SEC") before, during and after the Class Period, including recent filings made by Rite Aid with the SEC which contain the current financial results for Rite Aid for fiscal year 2000 and the first two quarters of fiscal year 2001. Based upon their review of the recent SEC filings and other matters, Plaintiffs believe that, despite a change in management, the company's current financial condition and liquidity position is precarious;

         G. Plaintiffs' counsel have investigated the amount of directors and officers insurance which is available to satisfy the claims asserted in the Actions and have consulted with an investment advisor to determine the company's current and future cash flow position and prospects for an increase in the market value of its stock price as a result of new management's efforts;

         H. Plaintiffs, by their counsel, have conducted discussions and arm's length negotiations with counsel for Settling Defendants with respect to a compromise and settlement of the Federal Class Action with a view to settling the issues in dispute and achieving the best relief possible consistent with the interests of the Class;

         I. Plaintiffs' Counsel have analyzed the evidence adduced during their factual investigation and have researched the applicable laws with respect to the claims of Plaintiffs and the Class against the Settling Defendants and the potential defenses thereto;


         J. Plaintiffs and Settling Defendants in the Actions realize that the litigation of the claims would entail substantial effort and expense and Plaintiffs and Settling Defendants believes that the claims in the Actions are best settled as set forth herein;

         K. Plaintiffs in the Actions and in the Derivative Actions entered into a Memorandum of Understanding dated November 8, 2000 with Settling Defendants (the "MOU") providing for the settlement of the Actions and the Derivative Actions under terms outlined therein;

         L. Plaintiffs in the Derivative Actions and the Settling Defendants are contemporaneously entering into a separate stipulation (the "Derivative Stipulation") pursuant to which, among other things, the Derivative Actions will be dismissed as against the Settling Defendants in exchange for a payment of $5,000,000 by the officers and directors' insurer to Rite Aid, which sum Rite Aid is using in part to settle this Federal Class Action. This Class Stipulation is conditioned upon approval of the dismissal of the Derivative Actions as against the Settling Defendants, and the Derivative Stipulation is conditioned upon the approval of this Class Stipulation. A true and correct copy of the Derivative Stipulation is annexed hereto as Exhibit C.;

         M. Based upon their investigation and discovery and information as set forth above, Plaintiffs' counsel have concluded that the terms and conditions of this Class Stipulation are fair, reasonable and adequate to Plaintiffs and the Class, and in their best interests, and have agreed to settle the claims raised in the Federal Class Action, as against the Settling Defendants only, pursuant to the terms and provisions of this Class Stipulation, after considering (a) the substantial benefits that Plaintiffs and the members of the Class shall receive from partial settlement of the Actions, (b) the attendant risks of litigation, including without limitation the risks relating to the financial condition of Rite Aid and the effect that continued litigation against Rite Aid might have on that condition, and (c) the desirability of permitting the Settlement to be consummated as provided by the terms of this Class Stipulation.

         NOW THEREFORE, is without any admission or concession on the part of Plaintiffs of any lack of merit of the Actions whatsoever, and without any admission or concession of any liability or wrongdoing or lack of merit in the defenses whatsoever by the Settling Defendants, it is hereby STIPULATED AND AGREED, by and among the parties to this Class Stipulation, through their respective attorneys, subject to approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, and subject to dismissal of the Derivative Actions pursuant to the Derivative Stipulation, in consideration of the benefits flowing to the parties hereto from the Settlement, that all Settled Claims (as defined below) as against the Released Parties (as defined below) shall be compromised, settled, released and dismissed with prejudice, upon and subject to the following terms and conditions:


                              CERTAIN DEFINITIONS

         1. As used in this Class Stipulation, the following terms shall have the following meanings:

                  (a) "Authorized Claimant" means a Class Member who submits a timely and valid Proof of Claim form to the Claims Administrator.

                  (b) "Claims Administrator" means the firm of Gilardi & Co. LLC which shall administer the Settlement.

                  (c) "Class" and "Class Members" means, for the purposes of this Class Stipulation only, all persons who purchased(1) Rite Aid securities(2) on the open market during the period from May 2, 1997 through November 10, 1999, inclusive and who suffered damages thereby. Excluded from the Class are: Defendants in these Actions, members of the immediate families (parents, siblings and children) of each of the individual Defendants, any person, firm, trust, corporation, entity in which any Defendant has a controlling interest, the officers, directors, parents, subsidiaries and affiliates of any corporate Defendant, the partners and principals of any partnership defendant, and the legal representatives, heirs, successors in interest or assigns of any such excluded party. Also excluded from the Class are any putative Class Members who exclude themselves by filing a request for exclusion in accordance with the requirements set forth in the Notice.

---------------

(1) A sale or writing of a Put Option on Rite Aid common stock shall be deemed to be a purchase of Rite Aid securities for purposes of the Settlement.

(2) "Rite Aid securities" includes common stock, Call Options on Rite Aid common stock, Put Options on Rite Aid common stock, and the following Rite Aid Notes: 5 1/4% Notes due 09/15/02, issued 9/10/97; 6.7% Notes due 12/15/01 issued 12/20/96; 6-7/8% Notes due 08/15/13 issued 08/23/93; 7-1/8%
    Notes due 01/15/07 issued 12/20/96; 7-5/8% Notes due 04/15/05 issued
    04/20/95; 7.7% Notes due 02/15/27 issued 12/20/96; 5.5% Notes due 12/15/00 issued 12/21/98; 6.0% Notes due 10/1/03 issued 9/22/98; 6.0% Notes due
    12/15/05 issued 12/21/98; 6.125% Notes due 12/15/08 issued 12/21/98;
    6.875% Notes due 12/15/28 issued 12/21/98.



                  (d) "Class Period" means, for the purposes of this Class Stipulation only, the period of time from May 2, 1997 through November 10, 1999, inclusive.

                  (e) "Effective Date of Settlement" or "Effective Date" means the date upon which the Settlement contemplated by this Class Stipulation shall become effective, as set forth in paragraph 23 below.

                  (f) "Notice" means the Notice of Pendency of Class Action, Hearing On Proposed Partial Settlement and Attorneys' Fee Petition and Right to Share in Settlement Fund, which is to be sent to members of the Class substantially in the form attached hereto as Exhibit 1 to Exhibit A,

                  (g) "Order and Final Judgment" means the proposed order to be entered approving the Settlement substantially in the form attached hereto as Exhibit B.

                  (h) "Preliminary Order In Connection With Settlement Proceedings" means the proposed order preliminarily approving the Settlement and directing notice thereof to the Class substantially in the form attached hereto as Exhibit A.

                  (i) "Plaintiffs' Counsel" means Plaintiffs' Co-Lead Counsel and all of the other attorneys representing Plaintiffs in the Federal Class Action, as listed at the end of this Class Stipulation.

                  (j) "Plaintiffs' Co-Lead Counsel" means the law firms of Milberg Weiss Bershad Hynes & Lerach LLP ("Milberg Weiss"), and Berger & Montague, P. C. ("Berger Montague").

                  (k) "Prime Rate" means the prime rate as published in The Wall Street Journal.

                  (l) "Publication Notice" means the summary notice of proposed Settlement and hearing for publication substantially in the form attached as Exhibit 3 to Exhibit A.

                  (m) "Released Parties" means any and all of the Settling Defendants and their respective predecessors, successors, affiliates, officers, attorneys, agents, insurers, and assigns, and any professional partnerships and affiliated partnerships of which any individual Settling Defendant is a partner and each partner in such partnership (but excluding the Non-Settling Defendants).

                  (n) "Settled Claims" means all claims, rights, demands, suits, matters, issues or causes of action, whether known or unknown, against the Released Parties, whether under state or federal law including the federal securities laws, and whether directly, indirectly, derivatively, representatively or in any other capacity, in connection with, based upon, arising out of, or relating to any claim that has been or could be raised in the Actions or the acts, facts or events alleged in the Actions or in connection with, based upon, arising out of, or relating to the Settlement (but excluding any claims to enforce the terms of the Settlement).

                  (o) "Settling Defendants" means Rite Aid and its current and former directors (other than Martin L. Grass, Timothy J. Noonan and Frank M. Bergonzi).

                  (p) "Settled Defendants' Claims" means all claims relating to the institution or prosecution of the Actions.

                  (q) "Settlement" means the settlement contemplated by this Class Stipulation.

                  (r) "Settling Defendants' Counsel" means the law firm of Ballard Spahr Andrews & Ingersoll, LLP ("Ballard Spahr").


                        SCOPE AND EFFECT OF SETTLEMENT

         2. The obligations incurred pursuant to this Class Stipulation shall be in full and final disposition of the Federal Class Action, as against the Settling Defendants only, and any and all Settled Claims as against all Released Parties and any and all Settled Defendants' Claims. The Actions shall not be dismissed or settled with respect to the Non-Settling Defendants.

         3. (a) Upon the Effective Date of this Settlement, Plaintiffs and members of the Class on behalf of themselves, and their respective predecessors, successors, affiliates, heirs, executors, administrators, successors and assigns, and any persons they represent, shall, by operation of the Order and Final Judgment, with respect to each and every Settled Claim, release and be deemed to release and forever discharge, and shall forever be enjoined from prosecuting, any Settled Claims against any of the Released Parties.

                  (b) Upon the Effective Date of this Settlement, each of the Settling Defendants, on behalf of themselves and the Released Parties, shall, by operation of the Order and Final Judgment, release and be deemed to release and forever discharge each and every of the Settled Defendants' Claims, and shall forever be enjoined from prosecuting the Settled Defendants' Claims.


                         THE SETTLEMENT CONSIDERATION

         4. (a) Pursuant to the Derivative Stipulation, in full and final settlement of the Derivative Actions (but excluding any derivative clams against the Non-Settling Defendants), Rite Aid's insurers shall pay five million dollars ($5,000,000) for the benefit of Rite Aid towards the settlement of the Federal Class Action as against Rite Aid.

                  (b) In accordance with the MOU, Rite Aid has caused its insurers to pay forty-three million five hundred thousand dollars ($43,500,000) in cash (the "Cash Settlement Amount") into an interest-bearing account (the "Cash Settlement Account") at First Union National Bank. The Cash Settlement Amount includes the amount payable pursuant to paragraph 4(a) above. In order to withdraw any funds from the Cash Settlement Account, three signatures shall be required, one from each of the following three groups (i) Sherrie R. Savett or Daniel Berger of Berger Montague, (ii) David J. Bershad or Melvyn I. Weiss of Milberg Weiss, and (iii) Alan J. Davis or William A. Slaughter of Ballard Spahr.

                  (c) In addition, Rite Aid shall deliver shares of Rite Aid common stock (the "Stock Consideration") equal to either: (i) 20 million shares (as adjusted to reflect any intervening splits or dividends on such common stock since June 30, 2000) or (ii) that number of shares having a value of one hundred forty-nine million five hundred thousand dollars ($149,500,000) based upon the average closing price of Rite Aid common stock (the "Base Price") as traded on the New York Stock Exchange for the ten (10) trading days immediately following the earlier of (A) the date Rite Aid reports its financial results for its third quarter ending November 30, 2001, or (B) January 15, 2002 (the "Valuation Period"). The choice between (i) and (ii) above shall be made at the election of Plaintiffs' Co-Lead Counsel, which election shall be made within five (5) business days after the last trading day in the Valuation Period (the "Election Date").

                  (d) If Plaintiffs elect the 4(c)(ii) option regarding the Stock Consideration described above, and if the Base Price is less that $7.75 per share, Rite Aid will have the right to fund the Stock Consideration (i) in any combination of cash and stock, or (ii) in any combination of cash, stock and short term debt instruments as Rite Aid shall propose, provided that Plaintiffs' Co-Lead Counsel, in consultation with a reputable financial expert, determine that in their reasonable judgment that such substitute consideration is equal in value to the Stork Consideration. Five (5) business days after the Election Date, Rite Aid will give to Plaintiffs' Co-Lead Counsel the necessary documents to evaluate the substitute consideration. Any substitute consideration shall accrue interest from October 15, 2001 at the Prime Rate then in effect and thereafter as it may change from time to time until such time as it is paid.

                  (e) Rite Aid shall deliver the Stock Consideration in freely tradeable shares of Rite Aid common stock or debt instruments (the "Settlement Securities") for the benefit of the Class upon Plaintiffs' Co-Lead Counsel's instructions. Rite Aid shall either register the Settlement Securities to be delivered for the benefit of the Class or shall provide its counsel's certification that the shares are exempt from registration and are therefore freely tradeable. Rite Aid agrees to issue and deliver such shares on the instructions of Plaintiffs' Co-Lead Counsel, in whole or in part and from time to time as instructed by Plaintiffs' Co-Lead Counsel. Plaintiffs' Co-Lead Counsel shall have the right to sell any and all of such shares and to deposit the proceeds into the Cash Settlement Account for the benefit of the Class. The Settlement Securities in the form of common stock shall also be appropriately adjusted to account for any splits or dividends on Rite Aid common stock not authorized as of June 30, 2000. As of the date hereof and until the Settlement Securities are actually distributed, the Settlement Securities shall be treated the same as all other issued and outstanding securities of like kind of Rite Aid as of November 8, 2000, including in the event of any merger or sale of Rite Aid, or sale or distribution of all or substantially all of Rite Aid's assets, or other extraordinary event affecting the capital structure of Rite Aid.

                  (f) Rite Aid shall assign to the Lead Plaintiffs, on behalf of the Class, any and all claims that Rite Aid has against the Non-Settling Defendants.

                  (g) The Cash Settlement Amount and any interest earned thereon, and the Settlement Securities (or the proceeds of the sale of any or all of such securities, if sold, and the interest and any dividends thereon) shall be the Gross Settlement Fund.

         5. (a) The Gross Settlement Fund, net of any Taxes (as defined below) on the income thereof, shall be used to pay (i) the Notice and Administration Costs referred to in paragraph 7 hereof, (ii) the attorneys' fee and expense award referred to in paragraph 8 hereof, (iii) the remaining administration expenses referred to in paragraph 9 hereof. The balance of the Gross Settlement Fund after the above payments shall be the "Net Settlement Fund" which shall be distributed to the Authorized Claimants as provided in paragraphs 10-12 hereof. All funds held in the Gross Settlement Fund shall be deemed to be in the custody of the Court and shall remain subject to the jurisdiction of the Court until such time as the funds shall be distributed or returned to Rite Aid, or its insurers if paid by such insurers, pursuant to this Class Stipulation and/or further order of the Court. Any funds in excess of $100,000 held in the Cash Settlement Account shall be invested in short term United States Agency or Treasury Securities, directly or indirectly through a fund. Any funds held in escrow in an amount of less than $100,000 may be held in an interest bearing bank account insured by the FDIC. The parties hereto agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation Section 1.468B-l and that Berger Montague, Milberg Weiss and Ballard Spahr, as administrators of the Settlement Fund within the meaning of Treasury Regulation Section 1.468B-2(k)(3), shall be responsible for filing tax returns for the Settlement Fund and paying from the Settlement Fund any Taxes owed with respect to the Settlement Fund. Settling Defendants' Counsel agree to provide promptly to the administrators the statement described in Treasury Regulation Section 1.468B-3(e). After the Effective Date, Ballard Spahr shall resign as a co-signatory on the Cash Settlement Account and as an administrator the Settlement Fund and Berger Montague and Milberg Weiss shall be the co-signatories and administrators.

                  (b) All (i) taxes on the income of the Settlement Fund and
(ii) expenses and costs incurred in connection with the taxation of the Settlement Fund (including, without limitation, expenses of tax attorneys and accountants) (collectively "Taxes") shall be paid out of the Gross Settlement Fund, shall be considered to be a cost of administration of the settlement and shall be timely paid from the Cash Settlement Account without prior Order of the Court.


                                ADMINISTRATION

         6. The Claims Administrator shall administer the Settlement under Plaintiffs' Co-Lead Counsel's supervision and subject to the jurisdiction of the Court. Except as stated in paragraph 14 hereof, Settling Defendants shall have no responsibility for the administration of the Settlement and shall have no liability to the Class in connection with such administration Settling Defendants' Counsel shall cooperate in the administration of the Settlement to the extent reasonably necessary to effectuate its terms, including providing all information from Rite Aid's transfer records concerning the identity of Class Members and their transactions.

         7. Plaintiffs' Co-Lead Counsel may expend from the Cash Settlement Account, without further approval from the Settling Defendants or the Court, up to the sum of $100,000 to pay the reasonable costs and expenses associated with the administration of the Settlement, including without limitation, the costs of identifying members of the Class and effecting mail Notice and Publication Notice. Ballard Spahr shall promptly authorize any payments up to a total of $100,000 requested by Plaintiffs' Co-Lead Counsel for such costs and expenses. Such amounts shall include, without limitation, the actual costs of publication, printing and mailing the Notice, reimbursements to nominee owners for forwarding notice to their beneficial owners, and the administrative expenses incurred and fees charged by the Claims Administrator in connection with providing notice and processing the submitted claims. If the Settlement is not consummated, a refund will be made only of non-expended amounts.


                         ATTORNEYS' FEES AND EXPENSES

         8. (a) Plaintiffs' Counsel shall apply to the Court for an award from the Gross Settlement Fund of attorneys' fees not to exceed one-third (33 1/3%) of the Gross Settlement Fund and reimbursement of expenses, plus interest. Such attorneys' fees, expenses, and interest as are awarded by the Court shall be paid from the Gross Settlement Fund to Plaintiffs' Co-Lead Counsel no less than three business days after an award is entered, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the settlement or any part thereof, subject to Plaintiffs' Counsel's obligation to make appropriate refunds or repayments to the Settlement Fund plus accrued interest at the same net rate as is earned by the Gross Settlement Fund, if and when, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or cost award is reduced or reversed. If the fee award is paid prior to the Effective Date, then Berger Montague and Milberg Weiss shall provide undertakings satisfactory to the Settling Defendants to repay such fees if the Settlement is not finally approved on appeal or the fee award is later modified or reversed for any reason.

                  (b) Any order or proceedings relating to the fee and expense applications or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel this Class Stipulation or the Settlement or affect the finality of any Final Judgment approving the Class Stipulation or the Settlement of the Federal Class Action.


                            ADMINISTRATION EXPENSES

         9. Plaintiffs' Counsel will apply to the Court, on notice to Settling Defendants' Counsel, for an order (the "Class Distribution Order") approving the Claims Administrator's administrative determinations concerning the acceptance and rejection of the claims submitted herein and approving any fees and expenses not previously applied for, including the fees and expenses of the Claims Administrator and any administrative fees and expenses of counsel, and, if the Effective Date has occurred, directing payment of the Net Settlement Fund to Authorized Claimants.


                     DISTRIBUTION TO AUTHORIZED CLAIMANTS

         10. The Claims Administrator shall determine each Authorized Claimant's pro rata share of the Net Settlement Fund based upon each Authorized Claimant's Recognized Claim (as defined in the Plan of Allocation described in the Notice annexed hereto as Exhibit 1 to Exhibit A, or in such other Plan of Allocation as the Court approves).

         11. The Plan of Allocation proposed in the Notice is not a necessary term of this Class Stipulation and it is not a condition of this Class Stipulation that any particular plan of allocation be approved.

         12. (a) Each Authorized Claimant shall be allocated a pro rata share of the cash portion of the Net Settlement Fund based on his or her Recognized Claim compared to the total Recognized Claims of all accepted claimants. This is not a claims-made settlement. The Settling Defendants shall not be entitled to get back any of the settlement monies once the Settlement becomes final. The Defendants shall have no involvement in reviewing or challenging claims.

                  (b) To the extent not previously distributed in accordance with instructions from Plaintiffs' Co-Lead Counsel, Rite Aid shall cause the Settlement Securities in the Net Settlement Fund to be distributed to the members of the Class in proportion to the Authorized Claimants Recognized Claims as determined by the Claims Administrator. No fractional shares of Rite Aid common stock shall be issued and no shares shall be issued to any Authorized Claimant who would not be entitled to receive at least five (5) shares based on the initial proration of shares to Authorized Claimants. No adjustment will be made in the cash distributions for fractional shares nor for the minimum number of shares. Rite Aid shall pay cash to any Authorized Claimant is who would otherwise be entitled to receive a short term debt instrument with a face value of $50 or less


                       ADMINISTRATION OF THE SETTLEMENT

         13. Any member of the Class who does not submit a valid Proof of Claim shall not be entitled to receive any of the proceeds from the Net Settlement Fund but will otherwise be bound by all of the terms of this Class Stipulation and the Settlement, including the terms of the Judgment to be entered in the Federal Class Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims.

         14. Plaintiffs' Co-Lead Counsel shall be responsible for supervising the administration of the Settlement and allocation of the Net Settlement Fund by the Claims Administrator. Except for their obligation to pay the Cash Settlement Amount, to cooperate in the production of information with respect to the identification of Class Members from the Rite Aid's shareholder transfer records, to provide information with respect to the evaluation of any proposed substitute consideration, as provided herein, and to issue and distribute the Settlement Securities in accordance with the instructions to be provided by Plaintiffs' Co-Lead Counsel and/or the Claims Administrator, Settling Defendants shall have no liability, obligation or responsibility for the administration of the Settlement or allocation of the Net Settlement Fund. Plaintiffs' Co-Lead Counsel shall have the right, but not the obligation, to waive what they deem to be formal or technical defects in any Proofs of Claim submitted in the interests of achieving substantial justice.

         15. For purposes of determining the extent, if any, to which a Class Member shall be entitled to be treated as an "Authorized Claimant," the following conditions shall apply:

                  (a) Each Class Member shall be required to submit a Proof of Claim (see attached Exhibit 2 to Exhibit A), supported by such documents as are designated therein, including proof of the Claimant's loss, or such other documents or proof as Plaintiffs' Co-Lead Counsel, in their discretion, may deem acceptable;

                  (b) All Proofs of Claim must be submitted by the date specified in the Notice unless such period is extended by Order of the Court. Any Class Member who fails to submit a Proof of Claim by such date shall be forever barred from receiving any payment pursuant to this Class Stipulation (unless, by Order of the Court, a later submitted Proof of Claim by such Class Member is approved), but shall in all other respects be bound by all of the terms of this Class Stipulation and the Settlement including the terms of the Judgment to be entered in the federal Class Action and the releases provided for herein, and shall be barred from bringing any action against the Released Parties concerning the Settled Claims. Provided that it is received before the motion for the Class Distribution Order is filed, a Proof of Claim shall be deemed to have been submitted when posted, if received with a postmark indicated on the envelope and if mailed by first-class mail, postage prepaid, and addressed in accordance with the instructions thereon. In all other eases, the Proof of Claim shall be deemed to have been submitted when actually received by the Claims Administrator;

                  (c) Each Proof of Claim shall be submitted to and reviewed by the Claims Administrator, under the supervision of Plaintiffs' Co-Lead Counsel, who shall determine in accordance with this Class Stipulation the extent, if any, to which each claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below;

                  (d) Proofs of Claim that do not meet the submission requirements may be rejected. Prior to rejection of a Proof of Claim the Claims Administrator shall communicate with the Claimant in order to remedy the curable deficiencies in the Proof of Claims submitted. The Claims Administrator, under supervision of Plaintiffs' Co-Lead Counsel, shall notify, in a timely fashion and in writing, all Claimants whose Proofs of Claim they propose to reject in whole or in part, setting forth the reasons therefor, and shall indicate in such notice that the Claimant whose claim is to be rejected has the right to a review by the Court if the Claimant so desires and complies with the requirements of subparagraph (e) below;

                  (e) If any Claimant whose claim has been rejected in whole or in part desires to contest such rejection, the Claimant must, is within twenty (20) days after the date of mailing of the notice required in subparagraph (d) above, serve upon the Claims Administrator a notice and statement of reasons indicating the Claimant's grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court. If a dispute concerning a claim cannot be otherwise resolved, Plaintiffs' Co-Lead Counsel shall thereafter present the request for review to the Court; and

                  (f) The administrative determinations of the Claims Administrator accepting and rejecting claims shall be presented to the Court, on notice to Settling Defendants' Counsel, for approval by the Court in the Class Distribution Order.

         16. Each Claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the Claimant's claim, and the claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to that Claimant's status as a Class Member and the validity and amount of the Claimant's claim. No discovery shall be allowed on the merits of the Actions or Settlement in connection with processing of the Proofs of Claim.

         17. Payment pursuant to this Class Stipulation shall be deemed final and conclusive against all Class Members. All Class Members whose claims are not approved by the Court shall be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of this Class Stipulation and the Settlement, including the terms of the Judgment to be entered in the Federal Class Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims.

         18. All proceedings with respect to the administration, processing and determination of claims described by paragraph 15 of this Class Stipulation and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of claims, shall be subject to the jurisdiction of the Court.

         19. The Net Settlement Fund shall be distributed to Authorized Claimants by the Claims Administrator only after the Effective Date and after:
(i) all Claims have been processed, and all Claimants whose Claims have been rejected or disallowed, in whole or in part, have been notified and provided the opportunity to be heard concerning such rejection or disallowance; (ii) all objections with respect to all rejected or disallowed claims have been resolved by the Court, and all appeals therefrom have been resolved or the time therefor has expired, (iii) all matters with respect to attorneys' fees, costs, and disbursements have been resolved by the Court, all appeals therefrom have been resolved or the time therefor has expired, and (iv) all costs of administration have been paid.


                          TERMS OF PRELIMINARY ORDER

         20. Promptly after this Class Stipulation has been fully executed, Plaintiffs' Counsel and Settling Defendants' Counsel jointly shall apply to the Court for entry of a Preliminary Order In Connection With Settlement Proceedings (the "Preliminary Order"), substantially in the form annexed hereto as Exhibit A.


                       TERMS OF ORDER AND FINAL JUDGMENT

         21. The parties shall jointly request that the Court enter an Order and Final Judgment in the form annexed hereto as Exhibit B, and this Stipulation of Settlement shall not become effective until such time as an Order and Final Judgment substantially in such form (with only such changes as may be agreed to by Lead Plaintiffs and the Settling Defendants) is entered and becomes final, as provided in Paragraph 23 hereof.


                            SUPPLEMENTAL AGREEMENT

         22. Simultaneously herewith, Plaintiffs' Co-Lead Counsel and Settling Defendants' Counsel are executing a "Supplemental Agreement" setting forth, among other things, certain conditions under which this Class Stipulation may be withdrawn or terminated by Settling Defendants if potential Class Members who purchased in excess of a certain number shares of Rite Aid common stock traded during the Class Period exclude themselves from the Class. The Supplemental Agreement shall not be filed prior to the Settlement Fairness Hearing unless a dispute arises as to its terms or Settling Defendants exercise their rights thereunder. In the event of a withdrawal from this Class Stipulation pursuant to the Supplemental Agreement, this Class Stipulation shall become null and void and of no further force and effect and the provisions of paragraph 26 shall apply. Notwithstanding the foregoing, the Class Stipulation shall not become null and void as a result of the election by the Settling Defendants to exercise their option to withdraw from the Class Stipulation pursuant to the Supplemental Agreement until the conditions set forth in the Supplemental Agreement have been satisfied.


              EFFECTIVE DATE OF SETTLEMENT, WAIVER OR TERMINATION

         23. The Effective Date of Settlement shall be the date when all the following shall have occurred:

                  (a) entry of the Preliminary Order;

                  (b) approval by the Court of the Settlement, following notice to the Class and a hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure;

                  (c) entry by the Court of an Order and Final Judgment, in all material respects in the form set forth in Exhibit B annexed hereto (with only such changes in form as may be accepted by Lead Plaintiffs and Settling Defendants), and the expiration of any time for appeal or review of such Order and Final Judgment, or, if any appeal is filed and not dismissed, after such Order and Final Judgment is upheld on appeal in all maternal respects and is no longer subject to review upon appeal or review by writ of certiorari; and

                  (d) entry by the courts in the Federal Derivative Action and the Delaware Derivative Action of Orders of Final Judgment and Dismissal, in all material respects in the form set forth in Exhibit D to the Derivative Stipulation (with only such changes in form as may be accepted by the Settling Defendants), and the expiration of any time for appeal or review of such Orders of Final Judgment and Dismissal, or, if any appeal is filed and not dismissed, after such Orders of Final Judgment and Dismissal are upheld on appeal in all material respects and are no longer subject to review upon appeal or review by writ of certiorari.

         24. Settling Defendants and Plaintiffs shall each have the right to terminate the Settlement and this Class Stipulation by providing written notice of their election to do so ("Termination Notice") to all other parties hereto within thirty (30) days of: (a) the Court's declining to enter the Preliminary Order in any material respect; (b) the Court's refusal to approve this Class Stipulation or any material part of it or to enter the Order and Final Judgment in any material respect; or (c) the date upon which the Order and Final Judgment is modified or reversed in any material respect. Settling Defendants shall also have the right to terminate the Settlement and this Class Stipulation by providing a written Termination Notice to all other parties hereto within thirty (30) days of: (a) the refusal of the Court to approve the Derivative Stipulation or any material part thereof or to enter the Order of Final Judgment and Dismissal of the Federal Derivative Action in any material respect; (b) the refusal of the Delaware Court to dismiss the Delaware Derivative Action; or (c) the date on which either the Order of Final Judgment and Dismissal of the Federal Derivative Action or Order dismissing the Delaware Derivative Action is modified or reversed in any material respect.

         25. In the event Rite Aid fails to meet any of its payment obligations as set forth above, Plaintiffs have the option of withdrawing from and terminating this Settlement, suing to enforce their right to obtain payment from Rite Aid pursuant to the MOU and/or this Class Stipulation, or on the underlying claims, or any other remedies or relief to which they are entitled.

         26. Except as otherwise provided herein, in the event the Settlement is terminated or fails to become effective for any reason, then the parties to this Class Stipulation shall be deemed to have reverted to their respective status in the Actions as of November 8, 2000 and, except as otherwise expressly provided, the parties shall proceed in all respects as if this Class Stipulation and any related orders had not been entered, and any portion of the Settlement Amount previously paid by Settling Defendants, together with any interest earned thereon, less any Taxes due with respect to such income, and less costs of administration and notice actually incurred and paid or payable from the Settlement Amount (not to exceed $100,000 without the prior approval of Settling Defendants or the Court), shall be returned to Rite Aid or its insurers, if paid by such insurers.


                          NO ADMISSION OF WRONGDOING

         27. This Class Stipulation, whether or not consummated, and any proceedings taken pursuant to it:

                  (a) shall not be offered or received against the Settling Defendants or against the Plaintiffs or the Class as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any of the Settling Defendants or by any of the Plaintiffs or the Class with respect to the truth of any fact alleged by Plaintiffs or the validity of any claim that had been or could have been asserted in the Actions or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Actions or in any litigation, or of any liability, negligence, fault, or wrongdoing of the Settling Defendants,

                  (b) shall not be offered or received against the Settling Defendants as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Settling Defendant, or against the Plaintiffs and the Class as evidence of any infirmity in the claims of Plaintiffs and the Class;

                  (c) shall not be offered or received against the Settling Defendants or against the Plaintiffs or the Class as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the parties to this Class Stipulation, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Class Stipulation, provided, however, that if this Class Stipulation is approved by the Court, Settling Defendants may refer to it to effectuate the liability protection granted them hereunder;

                  (d) shall not be construed against the Settling Defendants or the Plaintiffs and the Class as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; and

                  (e) shall not be construed as or received in evidence as an admission, concession or presumption against Plaintiffs or the Class or any of them that any of their claims are without merit or that damages recoverable under the Complaint would not have exceeded the Gross Settlement Fund.

                                   BAR ORDER

         28. It is an important element to the Settling Defendants' participation in this Settlement that they and the Released Parties obtain the fullest possible release from further liability to anyone relating to the Settled Claims, and it is the intention of the parties to this Class Stipulation that the Settlement documented herein eliminate all further risk and liability of the Released Parties relating to the Settled Claims. Accordingly, the parties agree:

                  (a) In accordance with paragraph 3 hereof, Plaintiffs and the members of the Class shall release and be deemed to release the Released Parties from all Settled Claims.

                  (b) In accordance with paragraph 21 hereof, the Order and Final Judgment shall provide for the dismissal of the Settled Claims with prejudice as to the Released Parties pursuant to F.R.Civ.P.54(b).

                  (c) The Order and Final Judgment shall, in accordance with
Section 4(f) of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), 15 U.S.C. Section 78u-4(f)(7)(A), bar all claims for contribution against the Released Parties, which claims shall be discharged as a matter of law thereunder (the "Reform Act Bar Order").

                  (d) The Order and Final Judgment shall also, in accordance with otherwise applicable federal and state law (including, without limitation, 10 Del. C. Section 630b(b) and 42 Pa. Cons. Stat. Ann. Section
8327), bar all claims, however styled, whether for indemnification, contribution or otherwise, based upon, arising out of or relating to the Settled Claims which may be asserted by any of the Non-Settling Defendants against any of the Released Parties, whether arising under federal, state or common law (the "Complete Bar Order").

                  (e) To the extent (but only to the extent) not covered by the Reform Act Bar Order and/or the Complete Bar Order, Plaintiffs further agree that they and the Class will reduce or credit any judgment or settlement (up to the amount of such judgment or settlement) they may obtain against any Non-Settling Defendant by an amount equal to the amount of any final, non-appealable judgment which any such Non-Settling Defendant may obtain against any of the Released Parties based upon, arising out of, relating to, or in connection with the Settled Claims or the subject matter thereof. Rite Aid agrees that it will pay the costs of defending any such claim that may be asserted against any Settling Defendant by a Non-Settling Defendant and will not settle any such claim without the prior written consent of Plaintiffs' Co-Lead Counsel, which consent shall not be unreasonably withheld. In the event that a final judgment is entered in favor of Plaintiffs or the Class against any Non-Settling Defendant before the adjudication of any such Non-Settling Defendant's claim against any Released Party, any funds collected on account of such judgment shall not be distributed to the Class, but shall be set aside pending final adjudication of such claim.

                  (f) Plaintiffs and the Class will not settle any claim against any Non-Settling Defendant without obtaining from such Non-Settling Defendant the release of any claim such Non-Settling Defendant may have against any of the Released Parties based upon, arising out of, relating to or in connection with the Settled Claims or the subject matter thereof, provided that each Settling Defendant shall execute a release in favor of such Non-Settling Defendant which shall be identical in scope to the aforesaid release from such Non-Settling Defendant in favor of the Settling Defendant. The provisions of this paragraph 28 are intended to comply with the Reform Act and with 10 Del. C. Section 6304(b), 42 Pa. Cons. Stat. Ann. Section 8327, and applicable federal and state common law so as to preclude any liability of the Released Parties to the Non-Settling Defendants for contribution, indemnification or otherwise on any claim based upon, arising out of, or relating to the Settled Claims, and any provision hereof inconsistent with the requirements of such statutes and common law shall be void and of no consequence and in place thereof it is agreed to substitute such other provision, if any, as may be necessary to afford the Released Parties the fullest protection from such claims permitted by laws. For purposes of this paragraph 28 only, "Non Settling Defendants" shall include any person who Plaintiffs may hereafter sue on any claim based upon, relating to or arising out of the Settled Claims.


                           MISCELLANEOUS PROVISIONS

         29. All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

         30. If a case is commenced by or against Rite Aid under Title 11 of the United States Code (bankruptcy) or a trustee, receiver or conservator is appointed over Rite Aid under any similar laws and a final order is entered in such proceeding determining the transfer of funds to the Escrow Account to be voidable as a preference, fraudulent conveyance or other voidable transfer and any material portion thereof required to be returned, then, at the election of Plaintiffs' Co-Lead Counsel, the parties shall jointly move the Court to vacate and set aside the Order and Final Judgment, to terminate this Class Stipulation and to return the parties to their respective positions in the litigation as of November 8, 2000.

         31. The parties to this Class Stipulation intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Class Members against the Released Parties with respect to the Settled Claims. Accordingly, Plaintiffs and the Settling Defendants agree not to assert in any forum that the litigation was brought by Plaintiffs or defended by the Settling Defendants in bad faith or without a reasonable basis. The parties hereto shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense, or settlement of the Federal Class Action by any of the Plaintiffs or Settling Defendants or their counsel. The parties agree that the amount paid and the other terms of the Settlement were negotiated at arm's length in good faith by the parties, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel.

         32. This Class Stipulation may not be modified or amended, nor may any of its provisions be waived except by a writing signed by all parties hereto or their successors-in-interest.

         33. The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

         34. The administration and consummation of the Settlement as embodied in this Class Stipulation shall be under the authority of the Court and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys' fees and expenses to Plaintiffs' Counsel and enforcing the terms of this Class Stipulation.

         35. The waiver by one party of any breach of this Class Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Class Stipulation. 36. This MOU, the Class Stipulation and its exhibits and the Supplemental Agreement constitute the entire agreement among the parties hereto concerning the Settlement of the Federal Class Action, and no representations, warranties, or inducements have been made by any party hereto concerning this Class Stipulation and its exhibits and the Supplemental Agreement other than those contained and memorialized in such documents.

         37. This Class Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the parties to this Class Stipulation shall exchange among themselves original signed counterparts.

         38. This Class Stipulation shall be binding upon, and inure to the benefit of, the parties hereto, the released parties and their successors and assigns of the parties hereto.

         39. The construction, interpretation, operation, effect and validity of this Class Stipulation, and all documents necessary to effectuate it, shall be governed by the internal laws of the Commonwealth of Pennsylvania without regard to conflicts of laws, except to the extent that federal law requires that federal law governs.

         40. This Class Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm's-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Class Stipulation.

         41. All counsel and any other person executing this Class Stipulation and any of the exhibits hereto, or any related settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Class Stipulation to effectuate its terms.

         42. Plaintiffs' Co-Lead Counsel and Settling Defendants' Counsel agree to cooperate fully with one another in seeking Court approval of the Preliminary Order In Connection With Settlement Proceedings, the Class Stipulation and the Settlement, and to promptly agree upon and, execute all such other documentation as may be reasonably required to obtain final approval by the Court and the Delaware Court of the Settlement.

DATED:     December [   ], 2000

BALLARD SPAHR ANDREWS
& INGERSOLL, LLP



Alan J. Davis, Esq.
William A. Slaughter, Esq.
1735 Market Street, 51st Floor
Philadelphia, PA 19103

Counsel for the Settling Defendants


BERGER & MONTAGUE, P.C.                   MILBERG WEISS BERSHAD HYNES
                                          & LEACH LLP



Sherrie R. Savett, Esq.                   David  J. Bershad, Esq.
Robin Switzenbaum, Esq.                   William C. Fredericks, Esq.
Stuart J. Guber, Esq.                     Brian C. Kerr, Esq.
1622 Locust Street                        Susan M. Greenwood, Esq.
Philadelphia, PA 19103                    One Pennsylvania Plaza
(215) 875-3000                            New York, NY 10119
                                          (212) 594-5300


                        Co-Lead Counsel for Plaintiffs
                           Attorneys for Plaintiffs

Mel Lifschitz, Esq.                                     Jeffrey H. Squire, Esq.
Robert J. Berg, Esq.                                    Ira M. Press, Esq.
Bernstein Liebhard & Lifschitz                          Kirby McInerney & Squire, LLP
10 East 40th Street, 22nd Floor                         830 Third Avenue
New York, NY 10016                                      New York, NY 10022
(212) 779-1414                                          (212) 371-6600

Andrew L. Barroway, Esq.                                Roberta Liebenberg, Esq.
Schiffrin & Barroway, LLP                               Liebenberg & White
Three Bala Plaza East, Suite 400                        The Pavilion
Bala Cynwyd, PA 19004                                   261 Old York Road, Suite 810
(610) 667-7706                                          Jenkintown, PA 19046
                                                        (215) 481-0272

Deborah R. Gross, Esq.                                  Vincent Cappucci, Esq.
Christopher T. Reyna, Esq.                              Robert N. Cappucci, Esq.
Law Offices Bernard M. Gross, P.C.                      Entwistle & Cappucci LLP
1500 Walnut Street, Sixth Floor                         400 Park Avenue
Philadelphia, PA 19102                                  New York, NY 10022
(215) 561-3600                                          (212) 894-7200

Marc Henzel, Esq.                                       David R. Scott, Esq.
Law Offices Marc S. Henzel                              Neil Rothstein, Esq.
210 W. Washington Square                                Scott & Scott
Third Floor                                             105 Norwich Avenue
Philadelphia, PA 19106                                  Colchester, CT 06415
(215) 625-9999                                          (860) 537-5537

Joshua N.  Rubin, Esq.                                  Marc Edelson, Esq.
Abbey, Gardy & Squitieri                                Hoffman & Edelson
212 East 39th Street                                    45 W. Court Street
New York, NY 10016                                      Doylestown, PA 18901
(212) 889-3700                                          (215) 230-8043

Stuart H. Savett, Esq.                                  Robert M. Roseman, Esq.
Robert P. Frutkin, Esq.                                 Spector & Roseman
Savett Frutkin Podell & Ryan, P.C.                      1818 Market Street, Suite 2500
325 Chestnut Street, Suite 700                          Philadelphia, PA 19103
Philadelphia, PA 19106                                  (215) 496-0300
(215) 923-5400

Kevin J. Yourman, Esq.                                  Jonathan Shub, Esq.
Mathew Zevin, Esq.                                      Sheller, Ludwig & Badey
Elizabeth P. Lin, Esq.                                  1528 Walnut Street, 3rd Floor
Weiss & Yourman                                         Philadelphia, PA 19102
10940 Wilshire Blvd., 24th Floor                        (215) 790-7300
Los Angeles, CA 90024
(310) 208-2800

Joseph H. Weiss, Esq.                                   Scott R. Shepherd, Esq.
Weiss & Yourman                                         Shepherd & Geller, LLC
551 Fifth Avenue, Suite 1600                            117 Gayley Street, Suite 200
New York, NY 10176                                      Media, PA 19063
(212) 682-3025                                          (610) 891-9880

Paul J. Geller, Esq.                                    Myron Harris, Esq.
Shepherd & Geller, LLC                                  South 106 - Park Towne Place
7200 West Camino Real, Suite 203                        22nd & Benjamin Franklin Parkway
Boca Raton, FL 33433                                    Philadelphia, PA 19130
(561) 750-3000                                          (215) 567-5333

Jeffrey R. Krinsk, Esq.                                 Charles J. Piven, Esq.
Arthur L. Shingler, Esq.                                Law Offices of Charles J. Piven
Finkelstein & Krinsk                                    The World Trade Center - Baltimore
The Koll Center                                         Suite 2525
501 West Broadway, Suite 1250                           401 East Pratt Street
San Diego, CA 92101-3579                                Baltimore, MD 21202
(619) 238-1333                                          (410) 332-0030

Michael D. Donovan, Esq.                                Curtis V. Trinko, Esq.
Donovan Miller, LLC                                     Law Offices of Curtis V. Trinko, LLP
1608 Walnut Street, Suite 1400                          16 West 46th Street, 7th Floor
Philadelphia, PA 19103                                  New York, NY 10036
(215) 732-6020                                          (212) 490-9550

Prongay & Borderud                                      Kenneth A. Elan, Esq.
12121 Wilshire Boulevard, Suite 400                     Law Offices of Kenneth E. Elan
Los Angeles, CA 90025                                   217 Broadway
                                                        New York, NY 10007
                                                        (212) 619-0261

Dennis J. Johnson, Esq.                                 Francis J. Farina, Esq.
Law Offices of Dennis J. Johnson                        Law Offices of Francis J. Farina
1890 Williston Road                                     577 Gregory Lane
South Burlington, VT 05403                              Devon, PA 19333
(802) 862-0330                                          (610) 695-9007

Marvin L. Frank, Esq.                                   Steven E.  Cauley, Esq.
Rabin & Peckel LLP                                      Law Offices of Steven E.  Cauley
275 Madison Avenue                                      Suite 218, Cypress Plaza
New York, NY 10016                                      2200 N.  Rodney Parham Road
(212) 682-1818                                          Little Rock, AR 72212
                                                        (501) 312-8500

Glen DeValerio, Esq.                                    Jack G. Fruchter, Esq.
Jeffrey C. Block, Esq.                                  Fruchter & Twersky
Berman, DeValerio & Pease LLP                           60 East 42d Street, 47th Floor
One Liberty Squire                                      New York, NY 10165
Boston, MA 02109                                        (212) 687-6655
(617) 542-8300

Fred T. Isquith, Esq.                                   James V. Bashian, Esq.
Wolf Haldenstein Adler Freeman & Herz LLP               Oren S. Giskan, Esq.
270 Madison Avenue                                      Law Offices of James V. Bashian, P.C.
New York, NY 10016                                      500 Fifth Avenue, Suite 2700
(212) 545-4600                                          New York, NY 10110
                                                        (212) 921-4110
Richard D. Kranich, Esq.
Law Offices of Richard D.  Kranich                      J.  Dennis Faucher, Esq.
120 Broadway, Suite 1016                                Michael C. Dell'Angelo, Esq.
New York, NY 10271                                      Bryan L. Clobes, Esq.
                                                        Miller Faucher and Cafferty LLP
                                                        One Penn Square West
                                                        30 South 15th Street, Suite 2500
                                                        Philadelphia, PA 19102
                                                        (215) 864-2800
Marc I. Gross, Esq.
Pomerantz Haudek Block                                  Burton H. Finkelstein, Esq.
Grossman & Gross LLP                                    Donald J. Enright, Esq.
100 Park Avenue                                         Vincent D. Renzi, Esq.
New York, NY 10017-55 16                                Finkelstein, Thompson & Loughran
(212) 661-1100                                          1055 Thomas Jefferson Street, N.W.
                                                        Suite 601
                                                        Washington, D.C.  20007
                                                        (202) 337-8000
Jaroslawicz & Jacobs
150 William Street                                      Andrew M. Schatz, Esq.
New York, NY 10038                                      Schatz & Nobel, P.C.
(212) 227-2780                                          330 Main Street, 2nd Floor
                                                        Hartford, CT 06106-1852
Michael J. Boni, Esq.                                   (860) 493-6292
Kohn, Swift & Graf, P.C.
1101 Market Street, Suite 2400
Philadelphia, PA 19107
(215) 238-1700